Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/21/2016	Investors: Chris Stent, 630-623-3801
Media: Terri Hickey, 630-623-5593
McDONALD'S REPORTS THIRD QUARTER 2016 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2016.
“Customers today are more informed and demand greater choice and variety when they dine out. That’s why we’re evolving the McDonald’s experience to provide more high quality, affordable food and beverage options and convenient solutions for customers on the go,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “Our third quarter results, including our fifth consecutive quarter of positive comparable sales across all segments as well as improved restaurant profitability, are a testament to the progress we are making to satisfy the needs of today’s dynamic customers.”
Third quarter highlights:

•	Global comparable sales increased 3.5%, reflecting positive comparable sales in all segments

•	Due to the impact of refranchising, consolidated revenues decreased 3% (1% in constant currencies)

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Consolidated operating income increased 5% (7% in constant currencies), which included $128 million of previously announced strategic charges, consisting of restructuring and non-cash impairment charges related to the Company’s global G&A and refranchising initiatives

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Diluted earnings per share of $1.50 increased 7% (9% in constant currencies), which included strategic charges totaling $0.12 per share. Excluding the impact of these charges, diluted earnings per share increased 16% (17% in constant currencies)

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Returned $3.4 billion to shareholders through share repurchases and dividends. This brings the cumulative return to shareholders to $27.8 billion against our targeted return of about $30 billion for the three-year period ending 2016. In addition, the Company announced a 6% increase in its dividend beginning in the fourth quarter

Amidst continued industry softness, third quarter comparable sales increased 1.3% in the U.S. supported by All Day Breakfast, everyday value under the McPick 2 platform and the introduction of Chicken McNuggets with no artificial preservatives. U.S. operating income for the quarter rose 8%, reflecting improved restaurant profitability and higher gains from refranchising. McDonald’s U.S. begins the fourth quarter with an expanded All Day Breakfast menu and continued emphasis on food quality and the customer experience.
Comparable sales for the International Lead segment increased 3.3% for the quarter, reflecting strong sales in the U.K. and positive results in Australia, Canada and Germany. Third quarter operating income for the segment increased 2% (5% in constant currencies) fueled by sales-driven improvements in franchised margin dollars across most markets.
Third quarter comparable sales increased 1.5% in the High Growth segment as positive performance in nearly all markets was partially offset by negative comparable sales in China due in part to temporary protests related to events surrounding the South China Sea and comparison against very strong prior year results. The segment’s operating income rose 8% (10% in constant currencies) driven by improved restaurant profitability in China, which benefited from recent VAT reform.
Third quarter comparable sales rose 10.1% in the Foundational markets led by strong performance in Japan as well as solid results in each of the segment’s geographic regions. For the segment, which includes Corporate G&A and other costs, operating income for the quarter declined as Japan’s contribution to the segment’s bottom-line profitability was more than offset by the impact of strategic charges associated with the Company’s global G&A and refranchising initiatives.
Steve Easterbrook concluded, “We are putting the customer at the center of everything we do and are directing our resources towards those innovations and investments that will strengthen our ability to deliver a better McDonald’s experience over time. Our customers, system, and shareholders are best served when we direct our focus and energy towards executing against these critical customer expectations.  Looking ahead, we are focused on growing global comparable sales and serving more customers while being mindful of the near-term challenges in several markets. We remain committed to driving long-term, profitable results while pursuing our goal of being recognized by our customers as a modern, progressive burger company.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,424.1	$6,615.1	(3)%	(1)%	$18,593.0	$19,071.7	(3)%	0%
Operating income	2,137.3	2,030.3	5	7	5,775.5	5,265.1	10	12
Net income	1,275.4	1,309.2	(3)	(1)	3,493.1	3,323.1	5	7
Earnings per share-diluted	$1.50	$1.40	7%	9%	$4.01	$3.49	15%	17%
Results for the quarter and nine months benefited from stronger operating performance and higher gains on sales of restaurant businesses, partly offset by pre-tax restructuring and non-cash impairment charges of $128 million in the quarter and $357 million for the nine months related to the Company’s global G&A and refranchising initiatives. The nine months of 2015 included pre-tax strategic charges primarily related to store closing costs, restructuring and other asset write-offs totaling $240 million.
Excluding the impact of the current and prior year charges, diluted earnings per share increased 16% (17% in constant currencies) for the quarter and 17% (19% in constant currencies) for the nine months. This supplemental information is provided to help investors understand the impact of the current and prior year charges on the Company’s results.
Foreign currency translation had a negative impact of $0.03 and $0.08 on diluted earnings per share for the quarter and nine months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2016.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on October 21, 2016. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
McDonald’s plans to release fourth quarter results before the market opens on January 23, 2017 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on October 21, 2016. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,972.1	$4,282.9	$(310.8)	(7)%
Revenues from franchised restaurants	2,452.0	2,332.2	119.8	5

TOTAL REVENUES	6,424.1	6,615.1	(191.0)	(3)

Operating costs and expenses
Company-operated restaurant expenses	3,239.5	3,607.7	(368.2)	(10)
Franchised restaurants—occupancy expenses	437.6	416.1	21.5	5
Selling, general & administrative expenses	582.9	584.0	(1.1)	0
Other operating (income) expense, net	26.8	(23.0)	49.8	n/m
Total operating costs and expenses	4,286.8	4,584.8	(298.0)	(6)

OPERATING INCOME	2,137.3	2,030.3	107.0	5

Interest expense	221.4	160.9	60.5	38
Nonoperating (income) expense, net	11.4	(9.0)	20.4	n/m

Income before provision for income taxes	1,904.5	1,878.4	26.1	1
Provision for income taxes	629.1	569.2	59.9	11

NET INCOME	$1,275.4	$1,309.2	$(33.8)	(3)%

EARNINGS PER SHARE-DILUTED	$1.50	$1.40	$0.10	7%

Weighted average shares outstanding-diluted	847.7	934.8	(87.1)	(9)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$11,642.2	$12,458.1	$(815.9)	(7)%
Revenues from franchised restaurants	6,950.8	6,613.6	337.2	5

TOTAL REVENUES	18,593.0	19,071.7	(478.7)	(3)

Operating costs and expenses
Company-operated restaurant expenses	9,662.9	10,558.3	(895.4)	(8)
Franchised restaurants—occupancy expenses	1,283.6	1,230.7	52.9	4
Selling, general & administrative expenses	1,757.0	1,759.2	(2.2)	0
Other operating (income) expense, net	114.0	258.4	(144.4)	(56)
Total operating costs and expenses	12,817.5	13,806.6	(989.1)	(7)

OPERATING INCOME	5,775.5	5,265.1	510.4	10

Interest expense	663.6	457.4	206.2	45
Nonoperating (income) expense, net	(19.2)	(37.2)	18.0	48

Income before provision for income taxes	5,131.1	4,844.9	286.2	6
Provision for income taxes	1,638.0	1,521.8	116.2	8

NET INCOME	$3,493.1	$3,323.1	$170.0	5%

EARNINGS PER SHARE-DILUTED	$4.01	$3.49	$0.52	15%

Weighted average shares outstanding-diluted	871.8	952.7	(80.9)	(8)%

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